Exhibit 99.1

Contacts:

Vringo, Inc.	Investor Relations Firm:
Jonathan Medved	Crescendo Communications, LLC
CEO	John J. Quirk / David K. Waldman
Email: jon@vringo.com	Email: vrng@crescendo-ir.com
Phone: +1 646-525-4319 x 2501	Phone: +1 212-671-1020

FOR IMMEDIATE RELEASE

Vringo to launch Video Ringtone Platform for Orange (UK) Subscribers

Partnership with UK-Based Carrier Marks First European Launch with Major Carrier for Video Ringtone Platform

August 25, 2010 – NEW YORK – Vringo, Inc., (NYSE Amex: VRNG) a provider of video ringtones and personalization solutions for mobile devices, today announced a major carrier partnership with Everything Everywhere Limited, the UK’s largest mobile communications company. Everything Everywhere Limited is a company jointly owned by France Telecom and Deutsche Telecom that operates both Orange (UK) and T-Mobile (UK) mobile brands. Through this exciting new partnership, Vringo’s video ringtone service will be made available to a combined customer base of over 30 million customers. The initial Vringo launch will be for Orange UK customers only.

“Our upcoming launch with Orange UK represents an important milestone for Vringo,” said Jon Medved, Vringo’s Chief Executive Officer. “We are excited to work with Everything Everywhere Limited, Britain’s leading communication company and look forward to operating in the UK which is one of the most dynamic mobile markets in the world.”

Vringo and Everything Everywhere Limited will initially deliver a video ringtone experience directly through the Orange brand. The service will consist of a Web, WAP and mobile app experience that enable customers to receive the best video ringtones available and share them with their friends.

“This commercial agreement with Vringo provides us with an easy-to-integrate, fun and exciting way to engage our customers and further differentiate our cutting-edge services,” said Deborah Tonroe, Head of Entertainment and Information of Orange UK.

The new Vringo service for Orange UK customers will offer all of the Vringo platform’s service capabilities with full access to Vringo’s extensive content library of over 5,000 video ringtone clips. The new service will be rolled out in the fourth quarter.

Vringo’s fully hosted carrier platform has now been deployed for international mobile partners in five markets. Vringo’s scalable cloud based distributed application architecture enables the carrier’s subscribers to browse and download mobile videos, set them as video ringtones, and instantly share them with friends. In addition to carrier partners, Vringo has content partnerships with major content providers including T-Pain, Turner, Marvel, Discovery Mobile, Ingrooves and Agence France-Presse.

About Everything Everywhere Limited

Everything Everywhere Limited is the company running two of the UK’s most famous brands: T-Mobile (UK) and Orange (UK). Owned jointly by Deutsche Telekom and France Telecom respectively, Everything Everywhere Limited is the UK’s biggest communications company with a combined customer base of over 30 million people and 700 retail stores across the country. Everything Everywhere Limited plans to transform the industry by giving customers instant access to everything everywhere, offering the best value, best choice and best network experience in the country.

For more information on Everything Everywhere, please call the Media Centre on +011 44 870 373 1500, or visit www.everythingeverywhere.com

About Vringo

Founded in 2006, Vringo (NYSE Amex: VRNG) is bringing about the evolution of ringtones. With its award-winning video ringtone application and mobile software platform, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. By installing Vringo’s application, which is compatible with more than 200 handsets, users can create or take video, images and slideshows from virtually anywhere and make it into their personal call signature. Vringo’s patented VringForward™ technology allows users to share video clips with friends with a simple call. Vringo has launched its service with various international mobile operators and dozens of content partners, and maintains a library of more than 5,000 video ringtones. For more information, visit http://ir.vringo.com.

For more information about how video ringtones work, visit www.vringo.com/p_video_ringtones.html.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a results of new information, future events or otherwise, except as required by law.

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